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                                                                   EXHIBIT 99-22

                           THE DETROIT EDISON COMPANY

                               Offer to Exchange

                             % Quarterly Income Debt Securities
                                   (QUIDS(SM))
         (Junior Subordinated Deferrable Interest Debentures Due 2025)

                                   for up to

                          4,200,000 DEPOSITARY SHARES,

                              each representing a

                              ONE-QUARTER INTEREST

                               in a Share of its

                    CUMULATIVE PREFERRED STOCK, 7.75% SERIES

                                                                   June   , 1995

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees

     We are enclosing the materials listed below relating to the offer of The Detroit Edison Company (the "Company") to exchange $105,000,000 in aggregate
principal amount of      % Quarterly Income Debt Securities (the "QUIDS") for up
to 4,200,000 depositary shares (the "Depositary Shares"), each representing a one-quarter interest in a share of the Cumulative Preferred Stock ($100 par value), 7.75% Series (the "Preferred Stock"), of the Company, upon the terms and
subject to the conditions set forth in the Prospectus dated June   , 1995 (the
"Prospectus") and in the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

          1. The Prospectus;

          2. The Letter of Transmittal to be used by holders of Depositary Shares in accepting the Exchange Offer;

          3. A printed form of letter which may be sent to your clients for whose account you hold Depositary Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

          4. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if depositary receipts representing Depositary Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis;

          5. A Questions and Answers sheet which has been sent to holders and which may be used by you in responding to inquiries from your clients; and

          6. A return envelope addressed to Bankers Trust Company, the Exchange Agent.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY.

     PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON JULY   , 1995, UNLESS EXTENDED.

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(SM) QUIDS is a service mark of Goldman, Sachs & Co.
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     The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Depositary Shares held by them as nominees or in a fiduciary capacity and in handling or forwarding tenders for their customers.

     The Company will pay to a Soliciting Dealer (as herein defined) a solicitation fee of $0.50 per Depositary Share for any Depositary Share tendered and accepted for exchange pursuant to the Exchange Offer if such Soliciting Dealer has solicited and obtained such tender. "Soliciting Dealer" includes (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member or (iii) any bank or trust company. In order for a Soliciting Dealer to receive a solicitation fee with respect to the tender of Depositary Shares, the Exchange Agent must have received a Letter of Transmittal with the portion thereof entitled "Notice of Solicited Tenders" properly completed and duly executed.

     No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a tendering holder (other than itself). The Dealer Managers may not, until the Expiration Time, buy, sell, deal or trade in the Depositary Shares for their account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Dealer Managers or the Information Agent for purposes of the Exchange Offer.

     The Company expressly reserves the right, in its sole discretion, to (i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Depositary Shares, at any time for any reason. See "The Exchange Offer -- Expiration; Extension; Termination; Amendment" in the Prospectus.

     Additional copies of the enclosed materials may be obtained by contacting Georgeson & Company Inc., the Information Agent, Wall Street Plaza, New York, New York 10005, (212) 440-9800 (for banks and brokers) or 1-800-223-2064 (for all others).

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE DETROIT EDISON COMPANY, THE DEALER MANAGERS, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU TO MAKE ANY STATEMENT OR USE ANY DOCUMENT IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

Enclosures

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